EXHIBIT 99.1

Sun Hydraulics First Quarter Earnings Increase 31%, Sales Increase 20%

Board of Directors Declares Shared Distribution Dividend

SARASOTA, FLA, May 6, 2008 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter 2008 as follows:

(Dollars in millions except net income per share)

	March 29, 2008	March 31, 2007	Increase
Three Months Ended
Net Sales	$49.0	$40.9	20%
Net Income	$7.7	$5.8	33%
Net Income per share:
Basic	$0.46	$0.35	31%
Diluted	$0.46	$0.35	31%

Note: March 31, 2007 earnings per share and weighted average share information reflects a 50% stock dividend effective at the close of business on July 15, 2007.

“Strong orders and sales continued throughout the first quarter,” said Allen Carlson, Sun’s CEO and president. “All geographic areas were active with first quarter sales to North America increasing 11%, Europe 20% and Asia/Pacific 41%. This is now the 20th consecutive quarter of double-digit sales growth and 18th consecutive quarter of double-digit earnings growth. Dating back to 1972, Sun is proud to have sustained a compound annual growth rate of 23%. As we move forward, we will continue to focus on customer service and bringing new products to market.”

Continuing, Carlson talked about the positive reaction to Sun products at the recently concluded International Fluid Power Exposition in Las Vegas. “As we had expected, all of our new products were well received by our customers. There was a high level of interest, especially in electrically actuated cartridges and integrated packages.”

Commenting on the important role Sun employees play, Dr. Ferdi Megerlin, Sun’s Chairman of the Board, said, “Sun’s employees are fundamental to our success. Historically, employees have been rewarded via employer contributions to a 401(k) plan and an Employee Stock Ownership Plan (ESOP). Most recently, at the end of 2007, Sun contributed $1.5 million to the ESOP in the form of newly issued shares of Sun stock.”

Introducing the new shared distribution dividend, Dr. Megerlin explained, “Sun’s Board of Directors acknowledged that, to maintain the Company’s momentum, it is important for its employees to continue to perform at the highest level and that it is desirable for Sun employees and Sun shareholders to share further in the benefits resulting from Sun’s ongoing growth and profitability. Therefore, the Board has elected to make an additional $0.75 million contribution to the Employee Stock Ownership Plan (ESOP) and concurrently pay a discretionary cash dividend of $0.09 per share to shareholders. Combined, the shared distribution is the equivalent of $2.25 million.”

“In the future, the Board of Directors may consider a shared distribution on an annual basis, taking into account Sun’s financial performance, strategic opportunities, debt position, known future cash requirements and current and future liabilities,” Dr. Megerlin continued. “Additionally, management will continue to explore methods that would allow non-U.S. employees to participate in the shared distributions. A decision in this regard is expected by year end.”

Commenting on the shared distribution, Allen Carlson said, “This action is consistent with Sun’s culture of rewarding and sharing with those who participate in and contribute to our success. We are proud to implement this ground-breaking method of uniting together employees and shareholders in pursuit of Sun’s on-going success.”

The special $0.09 per share dividend is payable on May 30, 2008, to shareholders of record as of May 15, 2008. The $0.75 million contribution to the ESOP, to be made on May 30, 2008; had an impact of approximately $0.03/share on first quarter earnings, which was partially offset by proceeds for an insurance claim equal to approximately $0.01/per share.

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Outlook

2008 second quarter sales are estimated to be approximately $51 million, an 18% increase over last year. Second quarter earnings per share are estimated to be between $0.50 and $0.52 per share, compared to $0.36 per share last year.

Webcast

Sun Hydraulics Corporation will broadcast its 2008 first quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, May 7, 2008. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk

Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 29, 2007, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 29, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	March 29, 2008	March 31, 2007
	(unaudited)	(unaudited)
Net sales	$49,008	$40,854
Cost of sales	31,914	26,971

Gross profit	17,094	13,883
Selling, engineering and administrative expenses	5,955	5,216

Operating income	11,139	8,667
Interest income, net	(113)	(74)
Foreign currency transaction (gain)/loss, net	36	(26)
Miscellaneous income, net	(249)	(82)

Income before income taxes	11,465	8,849
Income tax provision	3,775	3,043

Net income	$7,690	$5,806

Basic net income per common share (1)	$0.46	$0.35
Weighted average basic shares outstanding (1)	16,562	16,377
Diluted net income per common share (1)	$0.46	$0.35
Weighted average diluted shares outstanding (1)	16,596	16,461
Dividends declared per share (1)	$0.090	$0.067

(1)	March 31, 2007 earnings per share, weighted average share and dividend information reflects a 50% stock dividend effective at the close of business on July 15, 2007.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 29, 2008 (unaudited)	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$23,230	$19,191
Restricted cash	153	146
Accounts receivable, net of allowance for doubtful accounts of $208 and $215	24,790	17,029
Inventories	12,005	11,421
Deferred income taxes	301	301
Other current assets	1,017	1,210

Total current assets	61,496	49,298
Property, plant and equipment, net	57,806	56,999
Other assets	4,561	4,483

Total assets	$123,863	$110,780

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,075	$5,668
Accrued expenses and other liabilities	5,084	4,857
Long-term debt due within one year	401	417
Dividends payable	1,492	1,484
Income taxes payable	3,412	674

Total current liabilities	17,464	13,100
Long-term debt due after one year	301	284
Deferred income taxes	5,110	5,108
Other noncurrent liabilities	496	406

Total liabilities	23,371	18,898
Shareholders’ equity:
Common stock	17	16
Capital in excess of par value	36,245	34,390
Retained earnings	58,041	51,844
Accumulated other comprehensive income	6,189	5,632

Total shareholders’ equity	100,492	91,882

Total liabilities and shareholders’ equity	$123,863	$110,780

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Three months ended
	March 29, 2008	March 31, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$7,690	$5,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,720	1,500
(Gain)/Loss on disposal of assets	104	(20)
Provision for deferred income taxes	2	76
Allowance for doubtful accounts	(7)	(30)
Stock-based compensation expense	199	150
Stock options income tax benefit	(15)	(31)
(Increase) decrease in:
Accounts receivable	(7,754)	(3,235)
Inventories	(584)	(1,382)
Other current assets	193	(364)
Other assets	(84)	(62)
Increase in:
Accounts payable	1,407	1,433
Accrued expenses and other liabilities	1,725	613
Income taxes payable	2,753	2,747
Other noncurrent liabilities	90	37

Net cash provided by operating activities	7,439	7,238
Cash flows from investing activities:
Capital expenditures	(2,400)	(3,203)
Proceeds from dispositions of equipment	99	31

Net cash used in investing activities	(2,301)	(3,172)
Cash flows from financing activities:
Repayment of debt	(51)	(153)
Proceeds from exercise of stock options	66	54
Proceeds from stock issued	77	59
Dividends to shareholders	(1,485)	(1,087)
Stock options income tax benefit	15	31

Net cash used in financing activities	(1,378)	(1,096)
Effect of exchange rate changes on cash and cash equivalents	286	154

Net increase in cash and cash equivalents	4,046	3,124
Cash and cash equivalents, beginning of period	19,337	9,497

Cash and cash equivalents, end of period	$23,383	$12,621

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$10	$1
Income taxes	$1,035	$470
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$1,498	$1,386

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended March 29, 2008
Sales to unaffiliated customers	$28,320	$6,354	$7,962	$6,372	$—	$49,008
Intercompany sales	9,126	—	78	590	(9,794)	—
Operating income	7,184	650	2,413	1,030	(138)	11,139
Depreciation	1,192	46	145	330	—	1,713
Capital expenditures	2,232	15	33	120	—	2,400

Three Months Ended March 31, 2007
Sales to unaffiliated customers	$23,769	$4,957	$6,591	$5,537	$—	$40,854
Intercompany sales	8,169	—	30	883	(9,082)	—
Operating income	5,743	510	1,644	835	(65)	8,667
Depreciation	1,061	40	136	256	—	1,493
Capital expenditures	2,742	57	26	378	—	3,203

Contact:

Richard K. Arter	Investor Relations	941-362-1200
Tricia L. Fulton	Chief Financial Officer	941-362-1200